EXHIBIT 99.1

Xenith Bankshares, Inc. Reports First Quarter 2016 Results

RICHMOND, Va., May 04, 2016 (GLOBE NEWSWIRE) -- Xenith Bankshares, Inc. (Nasdaq:XBKS), parent company of Xenith Bank, a business-focused bank serving the Greater Washington, D.C., Richmond and Greater Hampton Roads, Virginia markets, today announced financial results for the three months ended March 31, 2016.

Xenith Bankshares reported net income of $367 thousand, or $0.03 per common share, for the first quarter of 2016 compared to $921 thousand, or $0.07 per common share, in the first quarter of 2015 and net income of $1.5 million, or $0.11 per common share, in the fourth quarter of 2015. Results in the first quarter of 2016 include $1.0 million ($0.08 per common share, after tax) of pre-tax merger-related costs related to the company’s previously-announced proposed merger with Hampton Roads Bankshares, Inc.

T. Gaylon Layfield, III, President and Chief Executive Officer, commented: “Excluding our investments in two alternative asset classes, mortgage warehouse lending and guaranteed student loans, gross loans increased $44.1 million, or 7.0%, since the end of first quarter 2015. During this same period, guaranteed student loans declined $14.3 million and mortgage warehouse loans declined $8.1 million. Excluding these same two asset classes, our annualized loan growth was 1.6% during the first quarter of 2016. While we certainly target a higher level of loan growth, pricing competition remains intense. However, our loan pipeline remains healthy and I’m pleased that, for the most part, loan yields have stabilized.”

First Quarter 2016 Highlights

  Income before income tax for the three months ended March 31, 2016 was $895 thousand compared to pre-tax income of $1.3 million for the same period of 2015 and pre-tax income of $1.9 million for the three months ended December 31, 2015. Pre-tax income for the 2016 period included $1.0 million of merger-related costs, as previously noted.
  Net interest income in the three months ended March 31, 2016 was $7.7 million compared to $7.3 million in the three months ended March 31, 2015 and $8.2 million in the three months ended December 31, 2015. Accretion of acquired loan discounts in the three months ended March 31, 2016 was $445 thousand compared to $483 thousand in the same period of 2015 and $1.0 million in the three months ended December 31, 2015.
  Net loans were $772.0 million at March 31, 2016, a slight decrease from $772.2 million at December 31, 2015, and an increase of $21.7 million from $751.0 million at March 31, 2015. Excluding the company’s investments in a mortgage warehouse lending program through a participation arrangement, which increased $583 thousand, and guaranteed student loans, which declined $3.7 million, net loans at March 31, 2016 increased $2.9 million from December 31, 2015. Excluding the decline in mortgage warehouse loans and guaranteed student loans of $8.1 million and $14.3 million, respectively, net loans at March 31, 2016 increased $43.5 million from March 31, 2015.
  Average interest-earning assets in the three months ended March 31, 2016 were $1.00 billion, an increase of 14.2% from $876.3 million in the three months ended March 31, 2015. Total assets at March 31, 2016 were $1.02 billion compared to $1.04 billion at December 31, 2015. Total assets at March 31, 2016 increased $28.3 million from total assets of $992.7 million at March 31, 2015.
  Total deposits at March 31, 2016 were $872.3 million compared to $889.0 million at December 31, 2015 and $843.4 million at March 31, 2015.
  Asset quality and coverage for loan and lease losses remained strong at March 31, 2016 with ratios of nonperforming assets to total assets of 0.85%, nonperforming assets to total loans of 1.11%, and allowance for loan and lease losses to nonaccrual loans of 88.31%.
  Net charge-offs as a percentage of average loans were 0.06% for the three months ended March 31, 2016 compared to 0.18% for the year ended December 31, 2015.
  The company’s combined capital strength was reflected in ratios that were well above regulatory standards for "well-capitalized" banks, with a common equity Tier 1 capital ratio of 9.82%, a Tier 1 leverage ratio of 8.55%, a Tier 1 risk-based capital ratio of 9.82%, and a total risk-based capital ratio of 11.57% at March 31, 2016. Xenith Bank had a common equity Tier 1 capital ratio of 11.77%, a Tier 1 leverage ratio of 10.24%, a Tier 1 risk-based capital ratio of 11.77%, and a total risk-based capital ratio of 12.60% at March 31, 2016.

Operating Results

First Quarter 2016 compared to First Quarter 2015

Total interest income for the three months ended March 31, 2016 was $9.6 million compared to $8.7 million for the three months ended March 31, 2015. For the three-month period of 2016, total interest income reflected average interest-earning assets of $1.00 billion compared to $876.3 million in interest-earning assets in the same period of 2015, a 14.2% increase. Asset yields in the 2016 period were 3.89% compared to yields of 4.05% in the 2015 period. The decline in asset yields was primarily due to higher average balances of interest-bearing cash deposits, including fed funds sold, in the 2016 period, partially offset by higher average balances of investments and loans held for investment and lower average balances of loans associated with the company’s participation in a mortgage warehouse lending program in the 2016 period, which have lower yields than other loan categories. Accretion from acquired loan discounts was $445 thousand in the first quarter of 2016 compared to $483 thousand in the first quarter of 2015.

Total interest expense for the three months ended March 31, 2016 was $1.9 million compared to $1.5 million for the three months ended March 31, 2015. Average interest-bearing liabilities in the 2016 period increased to $795.2 million from $696.9 million in the same period of 2015, a 14.1% increase. The cost of liabilities was 0.93% in the 2016 period compared to cost of 0.85% in the 2015 period. The higher cost of liabilities in the 2016 period is primarily due to the cost related to the previously-reported issuance and sale of the company’s $8.5 million aggregate principal amount of subordinated notes due 2025 in the second quarter of 2015.

Net interest margin in first quarter of 2016 was 3.15% compared to 3.38% in first quarter of 2015. Net interest margin excluding accretion of acquired loan discounts was 2.97% in the first quarter of 2016, down from 3.15% in the first quarter of 2015.

Net interest income after provision for loan and lease losses was $7.5 million for the three months ended March 31, 2016 compared to $6.7 million in the same period of 2015. Net interest income after provision for loan and lease losses in the 2016 period reflected $190 thousand in loan and lease loss provision expense compared to $565 thousand of provision expense in the 2015 period. Provision for loan and lease losses in the 2015 period reflected greater loan growth and higher provision for the unguaranteed portion of the company’s student loan portfolio compared to the 2016 period.

Total noninterest income was $365 thousand in the first quarter of 2016 compared to $412 thousand in the first quarter of 2015. Noninterest income in the 2015 included gains on sales of investment securities, for which there were none in the 2016 period, while in the 2016 period, noninterest income included higher earnings from bank owned life insurance due to additional investment in the second quarter of 2015.

Noninterest expense in the first quarter of 2016 was $7.0 million, which included $1.0 million of costs related to the proposed merger with Hampton Roads Bankshares, Inc., compared to $5.8 million in the first quarter of 2015.

First Quarter 2016 compared to Fourth Quarter 2015

Total interest income for the three months ended March 31, 2016 and December 31, 2015 was $9.6 million and $10.0 million, respectively. For the first quarter of 2016, total interest income reflected average interest-earning assets of $1.00 billion compared to $980.7 million in interest-earning assets in the fourth quarter of 2015. Asset yields were 3.89% in the first quarter of 2016 compared to asset yields of 4.14% in the last quarter of 2015. Accretion from acquired loans was $445 thousand in the first quarter of 2016 and $1.04 million in the fourth quarter of 2015.

Total interest expense for the three months ended March 31, 2016 and December 31, 2015 was $1.9 million and $1.8 million, respectively. Average interest-bearing liabilities in the first quarter of 2016 increased to $795.2 million from $791.1 million in the fourth quarter of 2015. The cost of total liabilities was 0.93% and 0.90% in the first quarter of 2016 and fourth quarter of 2015, respectively.

Net interest margin in the first of quarter 2016 was 3.15% compared to 3.42% in the fourth quarter of 2015. Net interest margin excluding accretion of acquired loan discounts was 2.97% in the first quarter of 2016 compared to 2.99% in the fourth quarter of 2015.

Net interest income after provision for loan and lease losses was $7.5 million for the three months ended March 31, 2016 compared to $7.2 million in the three months ended December 31, 2015. Net interest income after provision in the first quarter of 2016 reflected $190 thousand in loan and lease loss provision, while net interest income after provision in the fourth quarter of 2015 included $991 thousand in provision expense. Lower provision expense in the first quarter of 2016 was primarily the result of lower specific reserves for and upgrades in risk ratings on certain loans and lower loan growth.

Total noninterest income was $365 thousand in the first quarter of 2016 compared to $461 thousand in the fourth quarter of 2015. Noninterest income in the first quarter of 2016 reflected losses on the valuation of customer-related derivatives, whereas in the fourth quarter of 2015, noninterest income included gains from these derivatives and rabbi trust assets.

Noninterest expense in the first quarter of 2016 was $7.0 million, including $1.0 million in merger-related costs, compared to $5.8 million in the fourth quarter of 2016. The company’s efficiency ratio for the first quarter of 2016 was 87% (74%1 excluding merger-related costs) compared to 76% for the first quarter of 2015 and 66% for the fourth quarter of 2015.

Balance Sheet

Loans after allowance for loan and lease losses remained relatively flat at $772.0 million at March 31, 2016 from $772.2 million at December 31, 2015. Net loan balances at March 31, 2016 included $53.6 million of guaranteed student loans, a decrease of $3.7 million from December 31, 2015 and a decrease of $40.2 million since December 31, 2013, the first year the company invested in the asset class.

Securities available for sale were $133.6 million at March 31, 2016 compared to $130.9 million at December 31, 2015. Securities held to maturity were $9.3 million at March 31, 2016 and at December 31, 2015. Total securities as a percentage of the company’s total assets was 14.0% at March 31, 2016.

Total assets were $1.02 billion at March 31, 2016 compared to $1.04 billion at December 31, 2015. Total deposits were $872.3 million at March 31, 2016 compared to $889.0 million at December 31, 2015.

Asset and Credit Quality

At March 31, 2016, the ratio of nonperforming assets to total assets was 0.85%, the ratio of nonperforming assets to total loans was 1.11%, and the ratio of the company’s allowance for loan and lease losses (ALLL) to nonaccrual loans was 88.31%. Net charge-offs as a percentage of average loans were 0.06% for the three months ended March 31, 2016, which includes the charge-off of the unguaranteed portion of the company’s guaranteed student loans that were more than 120 days past due and were deemed to have a high probability of default. The company’s ALLL as a percentage of total loans was 0.91% at March 31, 2016, and this measure excluding guaranteed student loans was 0.96%.1 Provision for loan and lease losses on guaranteed student loans is calculated on that portion of carrying values that is not covered by the federal government guarantee. Additionally, the company does not record provision for loan and lease losses on loans held pursuant to the company’s participation in a mortgage warehouse lending program with a national bank. Loans pursuant to this program are made to mortgage originators that seek funding to facilitate the origination of residential mortgage loans for sale in the secondary market and are generally held for less than 30 days. ALLL plus remaining discounts (credit-related fair value adjustments) on acquired loans as a percentage of total loans was 1.31%1 as of March 31, 2016.

Capital and Shareholder Value Measures

The company’s combined capital ratios remained well above regulatory standards for "well-capitalized" banks, with a common equity Tier 1 capital ratio of 9.82%, a Tier 1 leverage ratio of 8.55%, a Tier 1 risk-based capital ratio of 9.82%, and a total risk-based capital ratio of 11.57% at March 31, 2016. Capital ratios for Xenith Bank were also strong, with a common equity Tier 1 capital ratio of 11.77%, a Tier 1 leverage ratio of 10.24%, a Tier 1 risk-based capital ratio of 11.77%, and a total risk-based capital ratio of 12.60% at March 31, 2016.

Total shareholders' equity was $105.5 million at March 31, 2016 compared to $102.7 million at December 31, 2015. Tangible book value at March 31, 2016 was $6.851 per share of common stock compared to $6.691 at December 31, 2015. Return on average assets was 0.14% (0.55%1 excluding merger-related expenses) for the first quarter of 2016 compared to 0.57% for the fourth quarter of 2015 and 0.39% for the first quarter of 2015. Return on average common equity was 1.41% (5.57%1 excluding merger-related expenses) for the first quarter 2016 compared to 5.94% for the fourth quarter of 2015 and 3.73% for the first quarter of 2015.

Outlook

Layfield concluded: “Perhaps the most important news this quarter was our February 10, 2016 announcement of our strategic merger with Hampton Roads Bankshares. I believe this merger has the potential to be transformational for both of our organizations. The combined company, with approximately $3.0 billion in assets and $2.5 billion in deposits as of December 31, 2015, should have the scale required to compete in today’s marketplace with a combination of capital, core deposits and lending capabilities to drive performance. With respect to commercial and corporate banking, the pro forma capital base allows for a substantial increase in our house lending limits, which further leverages our commercial and industrial and commercial real estate focus in all our markets. Hampton Roads brings important attributes to the combination, including a strong consumer platform, a well-developed business banking capability, and the ability to source core deposits, which are vital to building franchise value. Our combined geographic footprint will place us squarely in attractive and growing markets. And, I believe the combination of our management teams is the right prescription for success and will allow us to drive value for all of our constituencies, especially our shareholders.”

Profile

Xenith Bankshares, Inc. is the holding company for Xenith Bank. Xenith Bank is a full-service, locally-managed commercial bank, specifically targeting the banking needs of middle market and small businesses, local real estate developers and investors, private banking clients, and select retail banking clients. As of March 31, 2016, the company had total assets of $1.02 billion, total deposits of $872.3 million, and total shareholders’ equity of $105.5 million. Xenith Bank's target markets are Greater Washington, D.C., Richmond, Virginia, and Greater Hampton Roads, Virginia metropolitan statistical areas. The company is headquartered in Richmond, Virginia and currently has eight branch locations in Herndon, Richmond, Suffolk and Gloucester, Virginia, and one loan production office in Newport News, Virginia. Xenith Bankshares common stock trades on the NASDAQ Capital Market under the symbol "XBKS."

For more information about Xenith Bankshares and Xenith Bank, visit our website: https://www.xenithbank.com/

Forward-Looking Statements

All statements other than statements of historical facts contained in this press release are forward-looking statements. Forward-looking statements made in this press release reflect beliefs, assumptions and expectations of future events or results, taking into account the information currently available to Xenith Bankshares, Inc. (“XBKS”). These beliefs, assumptions and expectations may change as a result of many possible events, circumstances or factors, not all of which are currently known to XBKS. If a change occurs, XBKS’s business, financial condition, liquidity, results of operations and prospects may vary materially from those expressed in, or implied by, the forward-looking statements.  Accordingly, you should not place undue reliance on these forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by these forward-looking statements include among others: the ability to obtain regulatory approvals and meet other closing conditions to the merger with Hampton Roads Bankshares, Inc. (“HRB”), including approval by HRB and XBKS shareholders, on the expected terms and schedule; delays in closing the merger; difficulties and delays in integrating the HRB and XBKS businesses or fully realizing cost savings and other benefits; business disruptions following the proposed transaction; changes in asset quality and credit risk; the inability to sustain revenue and earnings growth; changes in interest rates and capital markets; inflation; customer borrowing, repayment, investment and deposit practices; customer disintermediation; the introduction, withdrawal, success and timing of business initiatives; competitive conditions; HRB’s and XBKS’s businesses experiencing disruptions due to transaction-related uncertainty or other factors making it more difficult to maintain relationships with employees, customers, other business partners or governmental entities; the inability to realize cost savings or revenues or to implement integration plans and other consequences associated with mergers, acquisitions and divestitures; economic conditions; the inability to realize deferred tax assets within expected time frames or at all; and the impact, extent and timing of technological changes, capital management activities and other actions of the Federal Reserve Board and legislative and regulatory actions and reforms; and the risks discussed in XBKS’s public filings with the Securities and Exchange Commission (“SEC”), including those outlined in Part I, Item 1A, “Risk Factors” of XBKS’s Annual Report on Form 10-K for the year ended December 31, 2015 that was filed with the SEC on March 9, 2016. Except as required by applicable law or regulations, XBKS does not undertake, and specifically disclaims any obligation, to update or revise any forward-looking statement.

1 Please see the discussion of non-GAAP financial measures at the end of the financial tables.

-Selected Financial Tables Follow-

XENITH BANKSHARES, INC. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS
AS OF MARCH 31, 2016 AND DECEMBER 31, 2015

	(Unaudited)
(in thousands, except share data)	March 31, 2016	December 31, 2015
Assets
Cash and cash equivalents
Cash and due from banks	$27,608	$40,242
Federal funds sold	13,457	21,703
Total cash and cash equivalents	41,065	61,945
Securities available for sale, at fair value	133,568	130,863
Securities held to maturity, at amortized cost (fair value: 2016 - $10,071; 2015 - $9,769)	9,268	9,270
Loans, net of allowance for loan and lease losses, 2016 - $7,072; 2015 - $7,350	772,044	772,178
Premises and equipment, net	7,602	7,544
Other real estate owned, net	632	533
Goodwill	12,989	12,989
Other intangible assets, net	2,582	2,697
Accrued interest receivable	4,236	4,430
Deferred tax asset	5,538	6,260
Bank owned life insurance	19,739	19,603
Other assets	11,779	11,184
Total assets	$1,021,042	$1,039,496
Liabilities and Shareholders’ Equity
Deposits
Demand and money market	$567,868	$568,366
Savings	11,617	10,564
Time	292,776	310,100
Total deposits	872,261	889,030
Accrued interest payable	282	426
Borrowed funds	36,576	36,861
Supplemental executive retirement plan	2,194	2,217
Other liabilities	4,237	8,273
Total liabilities	915,550	936,807
Shareholders’ equity
Common stock, $1.00 par value, 100,000,000 shares authorized as of March 31, 2016 and
December 31, 2015; 13,129,239 shares issued and outstanding as of March 31, 2016 and
12,996,622 shares issued and outstanding as of December 31, 2015	13,129	12,997
Additional paid-in capital	86,968	86,684
Retained earnings	3,948	3,581
Accumulated other comprehensive income (loss), net of tax	1,447	(573)
Total shareholders’ equity	105,492	102,689
Total liabilities and shareholders’ equity	$1,021,042	$1,039,496

XENITH BANKSHARES, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF INCOME
FOR THE THREE MONTHS ENDED MARCH 31, 2016 AND 2015
(Unaudited)

(in thousands, except per share data)	March 31, 2016	March 31, 2015
Interest income
Interest and fees on loans	$8,477	$8,206
Interest on securities	965	446
Interest on federal funds sold and deposits in other banks	132	86
Total interest income	9,574	8,738
Interest expense
Interest on deposits	1,505	1,266
Interest on federal funds purchased and borrowed funds	349	210
Total interest expense	1,854	1,476
Net interest income	7,720	7,262
Provision for loan and lease losses	190	565
Net interest income after provision for loan and lease losses	7,530	6,697
Noninterest income
Service charges on deposit accounts	153	163
Gain on sales of securities	-	67
Increase in cash surrender value of bank owned life insurance	136	97
Other income	76	85
Total noninterest income	365	412
Noninterest expense
Compensation and benefits	3,517	3,282
Occupancy	402	418
FDIC insurance	186	177
Bank franchise taxes	270	246
Technology	514	535
Communications	99	102
Insurance	82	93
Professional fees	271	275
Amortization of intangible assets	114	114
Guaranteed student loan servicing	92	123
Merger-related expenses	1,008	-
Other	445	447
Total noninterest expense	7,000	5,812
Income before income tax	895	1,297
Income tax expense	528	376
Net income	367	921
Preferred stock dividend	-	(21)
Net income available to common shareholders	$367	$900
Earnings per common share (basic and diluted):	$0.03	$0.07

CONSOLIDATED FINANCIAL HIGHLIGHTS (Unaudited)
($ in thousands, except per share data)
PERFORMANCE MEASURES
	Quarter Ended					Year Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2016	2015	2015	2015	2015	2015
Net interest margin (1)	3.15%	3.42%	3.25%	3.23%	3.38%	3.31%
Return on average assets (2)	0.14%	0.57%	0.37%	0.33%	0.39%	0.42%
Return on average assets, excluding merger-related costs (5)	0.55%	0.57%	0.37%	0.33%	0.39%	0.42%
Return on average common equity (3)	1.41%	5.94%	3.72%	3.32%	3.73%	4.19%
Return on average common equity, excluding merger-related costs (5)	5.57%	5.94%	3.72%	3.32%	3.73%	4.19%
Efficiency ratio (4)	87%	66%	79%	76%	76%	74%
Efficiency ratio, excluding merger-related costs (5)	74%	66%	79%	76%	76%	74%
Net income	$367	1,511	928	823	921	4,183
Earnings per common share (basic)	$0.03	0.12	0.07	0.06	0.07	0.32
Earnings per common share (diluted)	$0.03	0.11	0.07	0.06	0.07	0.31
Earnings per common share, excluding merger-related costs (basic) (5)	$0.11	0.12	0.07	0.06	0.07	0.32
Earnings per common share, excluding merger-related costs (diluted) (5)	$0.11	0.11	0.07	0.06	0.07	0.31
______________________________
(1) Net interest margin is net interest income divided by average interest-earning assets.
(2) Return on average assets is net income for the respective period (annualized for quarter periods) divided by average assets for the respective period.
(3) Return on average common equity is net income for the respective period (annualized for quarter periods) divided by average common equity for the respective period.
(4) Efficiency ratio is noninterest expense divided by the sum of net interest income and noninterest income.
(5) Non-GAAP financial measure. See discussion of non-GAAP financial measures below.

ASSET QUALITY MEASURES	Quarter Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2016	2015	2015	2015	2015
Net charge-offs as a percentage of average loans (year to date)	0.06%	0.18%	0.09%	0.07%	0.04%
Allowance for loan and lease losses (ALLL) as a percentage of loans (1)	0.91%	0.94%	0.93%	0.89%	0.85%
ALLL as a percentage of loans excluding guaranteed student loans (2)	0.96%	1.01%	1.00%	0.97%	0.92%
ALLL plus remaining discounts (credit-related fair value adjustments) on acquired loans as a percentage of gross loans (3)	1.31%	1.42%	1.55%	1.56%	1.58%
ALLL to nonaccrual loans (1)	88.31%	88.83%	104.70%	100.01%	82.78%
Nonperforming assets as a percentage of loans	1.11%	1.13%	1.01%	1.04%	1.18%
Nonperforming assets as a percentage of total assets	0.85%	0.85%	0.79%	0.81%	0.90%
Troubled debt restructurings	$5,933	6,822	7,929	7,387	5,031
______________________________
(1) ALLL excludes discounts (fair value adjustments) on acquired loans.
(2) Ratio is a non-GAAP financial measure calculated as ALLL, excluding the portion of ALLL attributable to guaranteed student loans, divided by gross loans excluding guaranteed student loans. See discussion of non-GAAP financial measures below.
(3) Ratio is a non-GAAP financial measure calculated as the sum of ALLL and discounts (credit-related fair value adjustments) on acquired loans divided by the sum of gross loans and discounts on loans. See discussion of non-GAAP financial measures below.

CAPITAL MEASURES	Quarter Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2016	2015	2015	2015	2015
Common Equity Tier 1 capital ratio - Consolidated	9.82%	9.91%	10.13%	10.11%	10.23%
Common Equity Tier 1 capital ratio - Bank only	11.77%	11.87%	12.15%	12.12%	11.34%
Tier 1 risk-based capital ratio - Consolidated	9.82%	9.91%	10.13%	10.11%	11.23%
Tier 1 risk-based capital ratio - Bank only	11.77%	11.87%	12.15%	12.12%	12.24%
Total risk-based capital ratio - Consolidated	11.57%	11.71%	11.98%	11.96%	12.00%
Total risk-based capital ratio - Bank only	12.60%	12.74%	13.03%	12.98%	13.02%
Tier 1 leverage ratio - Consolidated	8.55%	8.58%	8.78%	8.86%	10.11%
Tier 1 leverage ratio - Bank only	10.24%	10.28%	10.53%	10.64%	11.04%
Book value per common share (1)	$8.04	7.90	7.76	7.59	7.60
Tangible book value per common share (2)	$6.85	6.69	6.54	6.37	6.37
______________________________
(1) Book value per common share is total shareholders' equity less preferred stock divided by common shares outstanding at the end of the respective period.
(2) Tangible book value per common share is a non-GAAP financial measure calculated as total shareholders' equity less the sum of preferred stock and goodwill and other intangible assets divided by common shares outstanding at the end of the respective period. See discussion of non-GAAP financial measures below.

AVERAGE BALANCES (1)	Quarter Ended					Year Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2016	2015	2015	2015	2015	2015
Total assets	$1,066,407	1,055,546	1,009,981	989,210	940,892	999,252
Average interest-earning assets	$1,000,949	980,715	939,945	922,313	876,328	930,138
Loans, net of allowance for loan and lease losses	$748,178	760,724	758,972	749,294	743,829	753,267
Total deposits	$917,144	906,387	862,050	841,630	794,197	851,404
Shareholders' equity	$104,397	101,673	99,888	107,484	107,044	103,996
Common shareholders' equity	$104,397	101,673	99,888	99,195	98,663	99,806
______________________________
(1) Average balances are computed on a daily basis.

END OF PERIOD BALANCES	Quarter Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2016	2015	2015	2015	2015
Total assets	$1,021,042	1,039,496	970,988	993,073	992,737
Loans, net of allowance for loan and lease losses	$772,044	772,178	753,466	761,140	750,957
Total deposits	$872,261	889,030	824,523	847,605	843,399
Shareholders' equity	$105,492	102,689	100,772	98,715	107,096
Common shareholders' equity	$105,492	102,689	100,772	98,715	98,715

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES

	Quarter Ended
	March 31,
Earnings per share effect of merger-related costs (1)	2016
Income before income tax	$895
Add: merger-related costs	$1,008
Income before income tax, excluding merger-related costs	$1,903
Income tax expense (2)	$457
Net income available to common shareholders, excluding merger-related costs	$1,446
Weighted average shares outstanding, basic	13,209
Weighted average shares outstanding, diluted	13,443
Earnings per common share, excluding merger-related costs (basic and diluted)	$0.11
Earnings per common share (basic and diluted)	$0.03
Earnings per common share effect of merger-related costs (basic and diluted)	$0.08
______________________________
(1) Merger-related costs impacted the quarter ended March 31, 2016 only.
(2) Assumes an annual effective tax rate of 24%, which approximates the company's effective tax rate if no merger-related costs had been incurred.

	Quarter Ended
Return on average assets and return on average common equity, excluding merger-related costs (1)	March 31, 2016
Net income available to common shareholders, excluding merger-related costs	$1,446
Average total assets	$1,066,407
Average common shareholders' equity	$104,397
Return on average assets, excluding merger-related costs (2)	0.55%
Return on average common equity, excluding merger-related costs (2)	5.57%
______________________________
(1) Merger-related costs impacted the quarter ended March 31, 2016 only.
(2) Net income available to common shareholders, excluding merger-related costs for the quarter ended March 31, 2016 has been annualized for this calculation.

	Quarter Ended
Efficiency ratio, excluding merger-related costs (1)	March 31, 2016
Noninterest expense	$7,000
Deduct: merger-related costs	$1,008
Noninterest expense, excluding merger-related costs	$5,992
Net interest income	$7,720
Noninterest income	$365
Efficiency ratio, excluding merger-related costs	74%
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(1) Merger-related costs impacted the quarter ended March 31, 2016 only.

	Quarter Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2016	2015	2015	2015	2015
ALLL as a % of Loans excluding guaranteed student loans
Allowance for loan and lease losses	$7,072	7,350	$7,064	6,849	6,443
Deduct: ALLL attributable to guaranteed student loans	$81	60	$71	49	71
ALLL excluding amount attributable to guaranteed student loans	$6,991	7,290	$6,993	6,800	6,372
Gross loans	$779,116	779,528	$760,530	767,989	757,400
Deduct: Guaranteed student loans	$53,674	57,308	$61,388	64,236	67,977
Gross loans, excluding guaranteed student loans	$725,442	722,220	$699,142	703,753	689,423
ALLL as a percentage of gross loans, excluding guaranteed student loans	0.96%	1.01%	1.00%	0.97%	0.92%

ALLL + Discount / Gross Loans
Allowance for loan and lease losses	$7,072	7,350	$7,064	6,849	6,443
Add: Discounts (credit-related fair value adjustments) on acquired loans	$3,184	3,779	$4,836	5,207	5,606
Total ALLL + discounts on acquired loans	$10,256	11,129	$11,900	12,056	12,049
Gross loans + discounts (credit-related fair value adjustments) on acquired loans	$782,300	783,307	$765,366	773,196	763,006
ALLL plus discounts (credit-related fair value adjustments) on acquired loans as a percentage of gross loans	1.31%	1.42%	1.55%	1.56%	1.58%

Tangible book value per common share
Total shareholders' equity	$105,492	102,689	$100,772	98,715	107,096
Deduct: Preferred stock	$-	-	$-	-	8,381
Common shareholders' equity	$105,492	102,689	$100,772	98,715	98,715
Deduct: Goodwill and other intangible assets, net	$15,571	15,686	$15,800	15,916	16,029
Tangible common shareholders' equity	$89,921	87,003	$84,972	82,799	82,686
Common shares outstanding	13,129	12,997	12,989	12,998	12,990
Tangible book value per common share	$6.85	6.69	$6.54	6.37	6.37
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Return on average assets, excluding merger-related costs, return on average common equity, excluding merger-related costs, efficiency ratio, excluding merger-related costs, and earnings per share, excluding merger-related costs are non-GAAP financial measures and are not required by or presented in accordance with GAAP. Management believes that these measures excluding merger-related costs are meaningful as they present the performance of the company without the additive merger costs that are non-recurring and would not be incurred if the company were not contemplating the HRB Merger. Allowance for loan and lease losses (ALLL) as a percentage of gross loans excluding guaranteed student loans, ALLL plus discounts on acquired loans as a percentage of gross loans, and tangible book value per share are supplemental financial measures that are not required by, or presented in accordance with, U.S. GAAP.  Management believes that ALLL as a percentage of gross loans excluding guaranteed student loans, and ALLL plus discounts on acquired loans as a percentage of gross loans are meaningful because they are two measures management uses to assess asset quality.  Management believes that tangible book value per common share is meaningful because it is one of the measures management uses to assess capital adequacy.  Set forth above are reconciliations of each of these non-GAAP financial measures calculated and reported in accordance with GAAP.  Book value is the same as shareholders' equity presented on consolidated balance sheets.  Calculations of these non-GAAP financial measures may not be comparable to the calculation of similarly titled measures reported by other companies.

Contact:

Thomas W. Osgood
Executive Vice President, Chief Financial Officer,
Chief Administrative Officer and Treasurer
(804) 433-2209
tosgood@xenithbank.com